Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated December 16, 2009
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3U8

Principal Amount (in Specified Currency): $300,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Initial Trade Date: December 16, 2009

Original Issue Date: December 21, 2009

Stated Maturity Date: December 22, 2010

Initial Interest Rate: One month LIBOR determined on December 17, 2009 plus 0.00%, accruing from December 21, 2009 (long first coupon interpolated between one month and two month LIBOR)

Interest Payment Dates: The 22nd of each calendar month, commencing on January 22, 2010, and on the Stated Maturity Date

Net Proceeds to Issuer: $299,850,000

Agents:	 Citigroup Global Markets Inc. ("Citigroup")
	 Toyota Financial Services Securities USA Corporation ("TFSS USA")

Citigroup's Discount or Commission: 0.03%
Citigroup's Capacity:
 	[  ] Agent
 	[X] Principal
TFSS USA's Discount or Commission: 0.15%
TFSS USA's Capacity:
 	[X] Agent
 	[  ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
       [X] Regular Floating Rate Note
       [  ] Inverse Floating Rate Note:
       	Fixed Interest Rate:
       [  ] Floating Rate/Fixed Rate Note:
       	Fixed Interest Rate:
       	Fixed Rate Commencement Date:
       [  ] Other Floating Rate Note
       	(See attached Addendum)

Interest Rate Basis:
	[  ] CD Rate
	[  ] CMS Rate
	[  ] CMT Rate
	[  ] Commercial Paper Rate
	[  ] Eleventh District Cost of Funds Rate
	[  ] Federal Funds Rate
	[  ] Federal Funds Open Rate
	[X] LIBOR
	[  ] Prime Rate
	[  ] Treasury Rate
	[  ] Other (see attached Addendum)

If CMS:
	Designated CMS Maturity Index:

If CMT:
	Designated CMT Maturity Index:

	Designated CMT Reuters Page:
		[  ] T7051
		[  ] T7052

If LIBOR:
	Designated LIBOR Page:  Reuters
	Index Currency:  U.S. dollars

If CD Rate or LIBOR
	Index Maturity:  1 month

Spread (+/-):  0.00%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: January 22, 2010

Interest Rate Reset Period: Monthly

Interest Reset Dates: The 22nd of each calendar month, commencing on January 22, 2010

Interest Rate Reset Cutoff Date: N/A

Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[  ] 30/360
	[X] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[  ] Following
	[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:


ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the "Distribution Agreement") dated March 10, 2009, between Toyota Motor Credit Corporation ("TMCC") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Citigroup, Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and TFSS USA, (i) Citigroup, acting as principal, has agreed to purchase and TMCC has agreed to sell to Citigroup $250,000,000 principal amount of the Notes
(the "Citigroup Notes") at 99.97% of such principal amount;
Citigroup will receive a discount or commission equal to 0.03% of such principal amount and (ii) TFSS USA, acting as agent, has agreed to purchase and TMCC has agreed to sell to TFSS USA $50,000,000 principal amount of the Notes (the "TFSS USA Notes") at 99.85% of such principal amount; TFSS USA will receive a discount or commission equal to 0.15% of such principal amount

Under the terms and subject to the conditions of the Distribution Agreement the obligations of Citigroup and TFSS USA to purchase the Citigroup Notes and the TFSS USA Notes, respectively, are several and not joint, and in the event of a default by either Citigroup or TFSS USA, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Citigroup and TFSS USA is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.